Millenium
155 N. Lake Avneue, Suite 1000
Pasadena, CA 91101
Phone: 626-585-5920
Fax: 626-585-5929

                            LIMITED PARTNER ALERT!!


                                  May 15, 2003


TO THE LIMITED PARTNERS OF
DSI REALTY INCOME FUND VIII

         Re:      PROTECT YOUR INVESTMENT AND
                  VOTE AGAINST THE GENERAL PARTNER'S PROPOSAL
                  DO NOT BE FOOLED BY THE GENERAL PARTNER

Dear Limited Partner:

     We own over $1 million worth of the limited partnership units in DSI REALTY INCOME FUND VIII (the "Partnership") and its affiliated partnerships, and we are professional investors. As one of the largest investors in the Partnership, we are writing to alert you to a proposal that the general partner is making that is very damaging to all of our limited partnership interests. We recommend strongly that you VOTE AGAINST THE PROPOSAL by the Partnership's general partner ("general partner"), for the following reasons:

     o The general partner's consent solicitation totally fails to explain the significance of the amendment it is asking you to approve; and totally fails to disclose its conflicts of interest in making the proposal.

     o The general partner is trying to give itself a valuable right of first refusal it would not be entitled to under California securities law guidelines for new offerings.

     o If the general partner's Proposal is approved, the value of our Partnership units will decrease because they will become harder, or impossible, to sell to anyone but the general partner.

     o If the Proposal is approved, we believe you will no longer be able to sell your Partnership units on secondary market services like the American Partnership Board. One such service has advised us it will cease to effect transfers if the Proposal passes.

     o If the Proposal is approved, you will be giving the general partner an effective monopoly on buying your units if you try to sell them - no one is likely to bother making an offer to purchase your units if the general partner has a right of first refusal.

     o The Proposal effectively removes all ways for you to get out of this investment other than selling out to the general partner, probably at low prices.

     o We believe the general partner is breaching its fiduciary duty by making this proposal and we are considering a lawsuit against the general partner to protect the interests of the limited partners.

     We recommend strongly that you VOTE AGAINST THE PROPOSAL made by the general partner. We would be pleased to answer any questions you may have about our recommendation; please call and ask for Stacey McClain or David Lesser, at
(626) 585-5920.

                                        Very truly yours,
                                        MILLENIUM INVESTORS 2, LLC
                                        EVEREST INVESTORS 8, LLC
                                        EVEREST INVESTORS 3, LLC

P.S. Do not be tricked by the general partner into voting against your own interests!